News Release

Firsthand Technology Value Fund to Present at Liolios Gateway Conference on September 8, 2016

San Jose, CA, August 25, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that CEO Kevin Landis will be presenting at the 5th Annual Liolios Gateway Conference. Kevin will speak on Thursday, September 8, 2016, at 12:00 PM Pacific Time. He will provide a general update on the Fund and discuss recent portfolio developments and potential exits. Kevin will also be available for one-on-one meetings throughout the day.

The conference will be held at the Four Seasons Hotel in San Francisco, California, and will feature more than 100 companies in the technology, financial services, clean tech, consumer, digital media, and life sciences industries.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

About the Gateway Conference
The 5th Annual Gateway Conference is an invitation-only conference presented by Liolios, which brings together the most compelling companies with the nation’s top institutional investors and analysts. The format has been designed to give attendees direct access to senior management via company presentations, Q&A sessions, and one-on-one meetings.

To receive additional information, request an invitation, or to schedule a one-on-one meeting, please email gateway@liolios.com. Please visit www.gateway-conference.com for more information.

News Release

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com